EXHIBIT 99.1

NEW HAMPTON, NY – February 4, 2019 – Balchem Corporation (NASDAQ: BCPC) announced today the appointment of Martin Bengtsson as Chief Financial Officer (CFO), effective immediately.  Mr. Bengtsson will report directly to Theodore L. Harris, President, Chief Executive Officer, and Chairman.

Mr. Bengtsson joins Balchem following a successful 15-year career at Honeywell, Inc.  Martin progressed through a variety of finance, accounting, and audit positions at Honeywell including Vice President, Finance – Group Corporate Audit; Vice President, Global Controller – Performance Materials & Technologies; and several division CFO roles, including his most recent role as CFO, Performance Materials & Technologies.

“As an experienced executive, Martin’s strategic capabilities and business acumen along with his finance, accounting, and control expertise will contribute significantly to our company,” said Harris.  “Martin will be an excellent addition to the Balchem team and I look forward to partnering with him as we continue to execute against our strategic priorities while delivering strong financial performance.”

Mr. Bengtsson earned a Bachelor of Arts degree in Economics from Northwestern University and began his career as a Senior Auditor for Deloitte prior to joining Honeywell, Inc.

“This is a very exciting time to join Balchem, a company with a proven track record and strong balance sheet that is strategically well positioned in growth markets.  I’m thrilled at the opportunity to partner with Ted and the entire leadership team to drive the company forward.” said Bengtsson.

About Balchem Corporation
Balchem Corporation reports four business segments: Human Nutrition & Health; Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2017. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.